EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

SonoSite, Inc:

We consent to the incorporation by reference in the registration statements (Nos. 333-49401, 333-74833, 333-82739, 333-51820, 333-60112, 333-89518, 333-97973, 333-110913, 333-124451, 333-124452, and 333-150602) on Form S-8 and registration statements (Nos. 333-91083, 333-68610 and 333-83278) on Form S-3 of SonoSite, Inc. of our reports dated March 26, 2010, with respect to the consolidated balance sheets of SonoSite, Inc. as of December 31, 2009 and 2008, and the related consolidated statements of income, cash flows, and shareholders’ equity and comprehensive income (loss) for each of the years in the three-year period ended December 31, 2009, and the related financial statement schedule, and the effectiveness of internal control over financial reporting as of December 31, 2009, which reports appear in the December 31, 2009 annual report on Form 10-K of SonoSite, Inc.

Our report dated March 26, 2010 on the consolidated financial statements referred to above refers to the Company’s adoption of Financial Accounting Standards Board Staff Position No. APB 14-1, “Accounting for Convertible Debt Instruments That May Be Settled in Cash upon Conversion (Including Partial Cash Settlement)” (included in FASB ASC Topic 470-20 “Debt with Conversion and Other Options”) as of January 1, 2009.

/s/ KPMG LLP

Seattle, Washington

March 26, 2010